EXHIBIT 5.1



                                                     February 5, 2004


ABN AMRO Bank N.V.
Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands

Ladies and Gentlemen:

     We have acted as special counsel to ABN AMRO Bank N.V., a public limited liability company incorporated in The Netherlands (the "Company") and ABN AMRO Holding N.V., a public limited liability company incorporated in The Netherlands ("the Guarantor"), in connection with the registration statement (File No. 333-108304) as amended (the "Registration Statement"), filed by the Company and the Guarantor relating to the Company's offer (the "Exchange Offer") to exchange its 4.65% Subordinated Notes due 2018 (the "New Subordinated Notes") for any and all of its outstanding 4.65% Subordinated Notes due 2018 (the "Old Subordinated Notes"). The Old Subordinated Notes were issued, and the New Subordinated Notes are to be issued, pursuant to the provisions of an Indenture dated as of June 2, 2003 (as amended, the "Indenture") among the Company and The Bank of New York as Trustee (the "Trustee"), as amended by a First Supplemental Indenture (the "First Supplemental Indenture") dated as of February 3, 2004 among the Company, the Guarantor and the Trustee. The Company's payment obligations under the New Subordinated Notes will be guaranteed (the "Guarantees") under the Indenture, as amended by the First Supplemental Indenture, by the Guarantor.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that, assuming the Indenture has been duly authorized, executed and delivered by the Company in accordance with Dutch law and the First Supplemental Indenture has been duly authorized, executed and delivered by the Company and the Guarantor in accordance with Dutch law, and assuming that each of the Company, the Guarantor and the Trustee has full power, authority and legal right to enter into and perform its obligations under the Indenture and the First Supplemental
Indenture:

     (i) The New Subordinated Notes, when duly executed, authenticated and delivered in exchange for the Old Subordinated Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

     (ii) The Guarantees, when the New Subordinated Notes have been duly executed, authenticated and delivered in exchange for the Old Subordinated
Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Guarantor enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that The Bank of New York as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                               Very truly yours,

                               Davis Polk & Wardwell